                                                                    EXHIBIT 2.12

                            ASSET PURCHASE AGREEMENT


This Agreement (the "Agreement') made effective the 5th day of July , 2000 by and between HEALTHPLAN SERVICES, INC., a Florida corporation (hereinafter referred to as "Seller"); and SHEAKLEY-UNISERVICE, INC., an Ohio corporation (hereinafter referred to as "Purchaser").

                              W I T N E S S E T H :

WHEREAS, Seller operates an unemployment claims management administration business, assisting clients in determining unemployment tax rates, administering unemployment compensation claims and assuming responsibility for client representation at unemployment compensation hearings, under the name "R. E. Harrington" (this business of Seller is hereinafter referred to as the "UC Business"); and,

WHEREAS, Seller operates a workers' compensation third-party administration business, processing fee bills from providers of medical services for employees injured at their place of employment, making payments to those employees under the loss of time provision, and assisting clients in determining applicable premium-equivalent rates, under the name "Harrington Benefit Services Workers Compensation Division" (this business of Seller, excluding the self-insured medical business associated therewith, is hereinafter referred to as the "WC Business"); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all tangible and intangible assets of the UC Business and the WC Business, except those specifically excluded from such sale as hereinafter provided; and

WHEREAS, the Seller's UC Business and WC Business may be referred to herein individually and/or collectively as the "Business". For purposes herein, the "Business" shall include any and all aspects of the UC Business and/or the WC Business;

NOW, THEREFORE, in consideration of the above premises and the mutual promises, covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

1.       SALE AND PURCHASE OF ASSETS
         ---------------------------

1.1      Agreement.
         ---------

Seller agrees to sell and convey to Purchaser certain assets as hereinafter set forth in Paragraph 1.2. Purchaser agrees to purchase said assets. The agreements of Purchaser and Seller are expressly conditioned upon the terms, conditions, covenants, representations and warranties as hereinafter set forth.

1.2      Assets to be Sold.
         -----------------

At the Closing, Seller shall sell, deliver, transfer and assign to Purchaser, free and clear of all liens, security interests, claims, charges, restrictions and encumbrances of every kind, nature and description, and Purchaser shall purchase for the consideration hereinafter provided, all of the tangible and intangible assets being used by Seller exclusively in Seller's Business (the "Purchased Assets"), save and except for the assets retained by Seller as set forth in Paragraph 1.3 below. The Purchased Assets shall include, but are not limited to, the following:
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         (a) All prepaid service fees of the Business which are or were generated from services of the Business to be provided after the Closing, including but not limited to those listed on Exhibit 1.2(a) (the "Prepaid Service Fees");

         (b) Insurance and indemnity claims relating to tangible personal property included in Purchased Assets which are damaged or destroyed prior to Closing;

         (c) All fixed assets used exclusively in the Business exclusive of the Excluded Assets, including, but not limited to, office equipment, leasehold improvements, furniture and fixtures, copying machines, typewriters, filing cabinets and systems, computer hardware and software, other fixed assets, and any assets and equipment used exclusively in the Business, including but not limited to those listed on Exhibit 1.2(c) (the "Fixed Assets");

         (d) All office supplies, client files, business records, administrative documents, advertising materials, catalogues, sales literature and displays and manuals used exclusively in the Business;

         (e) Purchase orders, supplier agreements and contract rights and agreements of the Business, whether written or oral, including but not limited to those listed on Exhibit 1.2(e) (the "Administrative Agreements");

         (f) All client service agreements of the Business, whether written or oral, including but not limited to those listed on Exhibit 1.2(f) (the "Service Agreements");

         (g) All "Intellectual Property" used by the Seller exclusively in the Business, including but not limited to the following which are used exclusively in the Business: all (i) patents, patent applications and patent disclosures,
(ii) trademarks, service marks, trade dress, trade names (including the name "R.
E. Harrington" (but only for use by Purchaser in conjunction with Purchaser's operation of the UC Business following the Closing) and any other mark or name incorporating the name "R. E. Harrington" (however, the name "Harrington", as opposed to "R. E. Harrington" is not a Purchased Asset), logos, Internet domain names and corporate names and registrations and applications for registration thereof together with all of the good will associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions and inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information, (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium). The Intellectual Property shall also include those items listed on Exhibit 1.2(g).

         (h) Those permits, licenses, orders, approvals, concessions and franchises issued to Seller and used exclusively in the Business which are assignable without requiring the payment of transfer or similar fees and costs by the Seller, and those permits, licenses, orders, approvals, concessions and franchises issued to Seller and used exclusively in the Business which are assignable and require the payment of transfer or similar fees and costs if such fees and costs are paid by Purchaser. To Seller's knowledge, there are no assets as described in this Paragraph (h) that have been issued to Seller and used exclusively in the Business which are assignable as described herein;

         (i) All assignable maintenance and/or service agreements issued in connection with Purchased Assets;

         (j) Deleted intentionally.

         (k) All client and customer lists (including, if any, the goodwill relationship between Seller and such clients and customers), invoices and correspondence, distribution rights, proprietary know-how and rights, and all other intangible assets of the Business;

         (l) All sales , records and sales data of the Business and copies of the accounting and tax records of the Business for the last three (3) years;

         (m) Any and all of the other tangible assets of the Business;

         (n) Any and all non-compete agreements between Seller and any employee or agent of the Business to the extent assignable, including but not limited to those listed on Exhibit 1.2(n) (the "Non-Compete Agreements");

         (o) All rights, choses in action and claims (known or unknown, matured or unmatured, accrued or contingent) against third parties arising out of or related to other Purchased Assets or the Business, but excluding any accounts receivable of the Business earned prior to the Closing and any other right to receive cash or cash equivalents earned by as a result of the operation of the Business prior to the Closing; it being understood that all payments received from the Service Agreements for work performed after the Closing shall belong to the Purchaser;

         (p) All of Seller's right, title and interest in and to those real property leases listed and identified on Exhibit 1.2(p) hereto (the "Assumed Leases");

         (q) All of Seller's telephone and facsimile numbers used exclusively in the Business as listed on Exhibit 1.2(q) hereto; and

         (r) Those assets of the Business listed on Exhibit 1.2(r) covered by office equipment leases or other capitalized leases.

Purchaser shall provide access to Seller to all records and data acquired hereunder and permit Seller to make copies of the same. Unless otherwise set forth in the exhibits hereto, Purchaser is not purchasing any assets of Seller which are not used exclusively in the Business. If, prior to Closing, the Seller has received from clients or third-parties prepayments for work to be performed by the Business after the Closing, then at the Closing, Seller shall pay to Purchaser an amount equal to all such prepayments. If a client has paid to Seller a charge or invoice which includes both work performed prior to Closing and work to be performed following Closing, then the proceeds from the invoice will be prorated equitably based upon the amount and nature of work performed and to be performed, and Seller shall pay to Purchaser at the Closing the portion of the charge or income attributable to work to be performed following the Closing.

1.3      Assets Retained by Seller.
         -------------------------

The Purchased Assets shall not include, and Seller shall retain, the following assets and properties (the "Excluded Assets"):

         (a) All of Seller's cash, other than cash which represents prepayments for work to be performed by the Business following the Closing:

         (b) All accounts receivable of the Business which represent amounts owed by clients or customers to Seller for work performed by Seller prior to the Closing;

         (c) Except as provided in Paragraphs 1.2(k) and 1.2(l), any of Seller's corporate minute books, stock books, income tax returns, Seller's financial records and other tax and related records of Seller;

         (d) Any assets of the Business covered by office equipment leases or other capitalized leases unless specifically set forth on Exhibit 1.2(r);

         (e) Unless otherwise specifically provided in exhibits hereto, any assets of Seller which have not historically been used exclusively in the Business;

         (f) Any right to receive cash or cash equivalents earned by as a result of the operation of the Business prior to the Closing; it being understood that all amounts received under the Service Agreements for services performed after the Closing belong to the Purchaser;

         (g) Seller's telephone systems located at Seller's headquarters in Columbus, Ohio other than the hand sets contained therein which are exclusively dedicated to the Business and can be removed without otherwise affecting the performance of the remaining system;

         (h) The right to the name "Harrington Benefit Services," the trade name "Harrington Benefit Services" and any other mark or name incorporating "Harrington Benefit Services", logos, internet domain names and corporate names and registrations and applications for registration thereof including the name "Harrington Benefit Services" or any derivative thereof by itself or with other words or phrases (but not the name "R.E. Harrington" which is a Purchase Asset);

         (i) The right to the name "Harrington", the trade name "Harrington" and any other mark or name incorporating "Harrington", logos, internet domain names and corporate names and registrations and applications for registration thereof including the name "Harrington" or any derivative thereof by itself or with other words or phrases (but not the name "R.E. Harrington" which is a Purchased Asset);

         (j) Any insurance or indemnity claims belonging to Seller except for those insurance and indemnity claims set forth in Section 1.2(b); and

         (k) Any of the assets included on Exhibit 1.3(i)


It is the intent of the Purchaser and Seller that Seller will receive all payments from clients for services rendered by the Business prior to the Closing and that Purchaser will receive all payments from clients for services rendered by the Business after the Closing. Payments by clients for services, some of which are performed prior to Closing and some

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of which are to be performed following the Closing, will be allocated between
Purchaser and Seller based upon the amount and nature of work performed before and to be performed after the Closing.

1.4      Transition Agreement.
         --------------------

It is Purchaser's intention to transition the Business and the Purchased Assets to Purchaser's existing business operations within a reasonable period of time following the Closing (the "Transition Period"). As provided in Paragraph 1.5 below, the Purchaser will sublease from the Seller certain office space and take an assignment from Seller of various leases for other office space. Seller shall permit Purchaser to utilize the telephone systems and office equipment in the various office locations leased or subleased pursuant to this Agreement in a manner which will permit Purchaser to operate at the leased or subleased space in the same fashion Seller operated the Business prior to the Closing. Seller shall also permit Purchaser to utilize the current billing system of the Business during the Transition Period. Seller will provide Purchaser with appropriate and reasonable access to Seller's office space in Columbus, Ohio as necessary to enable Purchaser to use the billing system of the Business in the same manner as utilized by Seller prior to the Closing. Further details of the transition of the Business from Seller to Purchaser after the Closing, including the agreement of the Purchaser and Seller for the orderly and timely use of the telephone systems, information technology, accounting services and assets, and the terms and condition thereof are set forth in the Transition Service Agreement, attached hereto as Exhibit 1.4.

1.5      Lease Agreements.
         ----------------

         (a) Seller currently maintains its headquarter facilities at 3401 Morse Crossing, Columbus, Ohio pursuant to a lease agreement with Loop Road Limited Partnership, a copy of which is attached as Exhibit 1.5(a) (the "Headquarters Lease"). Purchaser shall sublease from Seller, and Seller shall sublease to Purchaser, that portion of the real estate covered by the Headquarters Lease as identified on Exhibit 1.5(a)(1) (the "Headquarters Subleased Space"). The Headquarters Subleased Space shall consist of not less than 12,000 square feet. The sublease (the "Headquarters Sublease") shall be for a term of two years, with Purchaser having the option to extend the Headquarters Sublease term for one additional year on the same terms and conditions. All operating expenses applicable to the Headquarters Lease beyond the rent or other expenses specifically identified with a portion of the Headquarters Lease shall be shared pro-rata between the Headquarters Subleased Space and the remainder of the Headquarters Lease space according to their applicable rentable square feet of space. The form of the Headquarters Sublease shall be as set forth on Exhibit 1.5(a)(2). Any rent or other expenses of common areas for the building containing the Headquarters Lease shall be shared pro-rata between the Headquarters Subleased Space and the remainder of the Headquarters Lease Space according to their applicable rentable square feet of space.


         (b) Seller is the lessee of certain other offices which are used exclusively in the Business and these offices will be transferred to Purchaser under the Assumed Leases. Copies of all Assumed Leases are included on Exhibit 1.2(p) have been provided to Purchaser prior to Closing. At the time of Closing, Seller shall assign all of its rights and interests under the Assumed Leases to Purchaser; however, at the time of Closing, Seller and Purchaser shall not have obtained from the respective lessors under the Assumed Leases the necessary and appropriate consents for the assignment of all of Seller's rights and interest thereunder to Purchaser. Following the Closing, Seller and Purchaser shall each use commercially reasonable efforts to obtain such consents. The form of each such

Assignment of Lease and Consent to Assignment of Lease shall be as set forth on
Exhibit 1.5(b) hereto. Seller shall, if required by the landlord as a condition to any assignment, remain liable to the landlord under the underlying Assumed Lease for the then remaining lease term. To obtain the consents and release for the Assumed Leases, Purchaser shall comply with all reasonable requests and accommodations requested by the landlord to be complied with by Purchaser, provided such requests do not require any material change in the rental, duration or other economic portions of the leases. Purchaser shall not renew or extend any Assumed Lease without first obtaining the release of Seller from any liability thereunder for the renewed or extended term. If Seller and Purchaser are unable to obtain the consent of any landlord to an assignment of an Assumed Lease and, as a result thereof, the landlord declares said lease to be in default, the following shall apply:

                  (i) If the default is declared by the landlord under either the Torrence, California lease (the "Torrence Lease"), or the Atlanta, Georgia lease (the "Atlanta Lease"), the Seller shall indemnify Purchaser for any liability to the landlord arising from that default. In addition, if as a result of the action of the landlord in declaring a default the Purchaser is obligated to vacate the premises governed by either the Torrence Lease or the Atlanta Lease prior to the expiration of the respective lease terms, Seller shall pay to Purchaser $10,000.00 for each lease space so vacated as a reimbursement to Purchaser for relocation costs.

                  (ii) If the default is declared by the landlord under the Paramus, New Jersey lease (the "Paramus Lease"), the Harrisburg, Pennsylvania lease (the "Harrisburg Lease") or the Dallas, Texas lease (the "Dallas Lease"), the Seller and the Purchaser shall share equally any damages required to be paid to the landlord for such default. Further, if as a result of such default, Purchaser is required to vacate the premises governed by any such lease prior to the expiration of the lease, Seller shall pay to Purchaser $3,000.00 for each leased space so vacated as reimbursement to Purchaser for relocation costs.

                  (iii) There shall be credited or offset against any indemnity obligation or damage obligations of Seller under Items (i) or (ii) above any rent amount due under any lease for the time during which Purchaser occupied the applicable lease space without the payment of rent.

The failure to obtain the consent of the landlord under any of the Assumed Leases shall not otherwise create an indemnifiable loss for the Purchaser hereunder. The indemnity to which Purchaser is entitled as set forth in this
Section 1.5(b) is not subject to the provisions of Section 9.3(b), (c) or (d).

1.6      Instruments of Transfer.
         -----------------------

At the Closing, Seller shall deliver to Purchaser such bills of sale, endorsements, assignments, certificates of title and other good and sufficient instruments of transfer as shall be necessary or proper, in the reasonable judgment of counsel for Purchaser, in order to vest in Purchaser good and marketable title to the Purchased Assets. Simultaneously with the foregoing, Seller shall take all steps which may be necessary or appropriate in order to put Purchaser in possession and operating control of all Purchased Assets and the Business.

1.7      Instruments Giving Certain Additional Powers and Rights; Further
         ----------------------------------------------------------------
         Assurances, Etc.
         ---------------

At the Closing, Seller shall, by appropriate instrument, constitute and appoint Purchaser, its successors and assigns, the true and lawful attorney of Seller with full power of substitution, in the name of Purchaser, or in the name of Seller, on behalf of and for the benefit of Purchaser, to collect all items being transferred and assigned to Purchaser as provided herein, to endorse, without recourse, any and all checks in the name of Seller the proceeds of which Purchaser is entitled to hereunder, and to institute and prosecute, in the name of Seller or otherwise, all proceedings which Purchaser may deem proper in order to enforce any claim or right to title of any Purchased Assets. Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Seller, directly or indirectly, by the dissolution of Seller or in any manner or for any reason. Seller further agrees that Purchaser shall retain for its own account any amounts rightfully collected pursuant to the foregoing powers, and Seller shall pay or transfer to Purchaser, if and when received, any amounts which shall be received by Seller after the Closing in respect of any assets, properties, rights or business to be transferred and assigned to Purchaser as provided herein. Purchaser shall pay or transfer to Seller, if and when received, any amounts which shall be received by the Purchaser after the Closing in respect of any assets, properties, rights or business retained by Seller as provided herein. Seller further agrees that, at any time and from time to time after the Closing, it will, upon the reasonable request of Purchaser and at Seller's expense, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, powers of attorney or assurances as may be required in order to further transfer, assign, grant, assure, and confirm to Purchaser, or to aid and assist in the collection or gaining of possession by Purchaser of, any of the Purchased Assets, or to vest in Purchaser good and marketable title to the Purchased Assets.

2.       ASSIGNMENT OF RIGHTS AND ASSUMPTION OF OBLIGATIONS
         --------------------------------------------------

2.1      Assigned Rights.
         ---------------

Seller shall assign to Purchaser all of Seller's rights relating to Purchased Assets including, but not limited to, the right to complete any and all orders and/or contracts, subject to consents where required, relating to Purchased Assets. Subject to Seller's right to receive payments for all work performed by Seller prior to the Closing, Seller agrees to assign to Purchaser all of Seller's rights and interest in and to such orders, contracts and other agreements described herein and all other benefits associated therewith. Seller and Purchaser further agree to use commercially reasonable efforts to obtain the necessary and appropriate consent from any third party for the assignment of such rights and agreements as may be reasonably requested by Purchaser.

2.2      Obligations Assumed.
         -------------------

Subject to the representations and warranties of Seller contained in Section 5, Purchaser shall assume and become responsible for certain contract obligations (the "Assumed Obligations") of Seller relating to the Business. The Assumed Obligations and the manner of treatment thereof shall be as follows:

                  (i) All obligations of Seller under Service Agreements (whether oral or written) with Seller's clients for work to be performed by Purchaser after the Closing , which agreements were entered into in the ordinary course of business, which are incomplete as of Closing (all payments received from clients relating to work performed under such

         Service Agreements after the Closing shall belong to Purchaser). Copies of such written Service Agreements, if any, are included on Exhibit 1.2(f) have been made available to Purchaser prior to Closing.

                  (ii) All obligations of Seller for work or services to be performed, and payments to be made, after the Closing under Administrative Agreements, which Administrative Agreements were entered into in the ordinary course of business and are listed on Exhibit 1.2(e).

                  (iii) All obligations of Seller arising after the Closing under the Assumed Leases.

                  (iv) All unused paid time-off obligations of Seller to employees of Seller who are hired by Purchaser. Purchaser's obligation for unused paid time-off is limited to Purchaser's obligation to permit the employees to receive paid time-off while employed by Purchaser, but Purchaser shall have no obligation to pay to any such employee compensation for any unused paid time-off not utilized by the employee. Further, there is no obligation of Purchaser to accumulate any paid time-off obligation of Seller to employees to future years.

                  (v) All obligations under the office equipment leases and other capitalized leases listed on Exhibit 1.2(r) relating to periods after the Closing.

Seller agrees to assign to Purchaser all of Seller's rights and interest in and to all contracts and agreements giving rise to the Assumed Obligations and all other benefits associated therewith, and the right to accept contracts from all quotations by the Business outstanding as of the close of business on the Closing Date without any obligation to Seller. However, Purchaser agrees to pay and discharge all Assumed Obligations in a timely and prompt manner in accordance with the terms thereof.

2.3      Liabilities Not Being Assumed.
         -----------------------------

Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume or become responsible for any claim, liability or obligation of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise (a "Liability") of Seller except the Assumed Obligations. Other than the Assumed Obligations, nothing contained in this Agreement shall be deemed or construed to constitute the assumption by Purchaser of, or the agreement by Purchaser to pay or discharge, any liabilities or obligations, whether known or unknown, existing or contingent, of the Business or otherwise arising from the Purchased Assets prior to Closing. Except for the Assumed Obligations, Seller hereby expressly covenants and agrees that Seller shall remain liable for and shall be responsible for all liabilities and obligations related to the Business or otherwise arising from the Purchased Assets and incurred prior to the Closing, including, without limitation, wages, fringe benefits which have not been expressly assumed by Purchaser as provided in Section 2.2 above, severance or other payments, benefits or damages due to each of Seller's employees. Seller will defend, indemnify and save harmless Purchaser from and against any and all claims, demands, actions, liabilities, expenses (including attorney's fees) and losses to the extent the same arise out of or relate to any and all liabilities and obligations for which Seller is responsible as contemplated hereby. This indemnity is not subject to the provisions, limitations or restrictions of
Section 9.3(b), (c) or (d). Without limiting the generality of the foregoing, the following are included among the Liabilities of Seller which Purchaser shall not assume or become responsible for (unless specifically included on the list of Assumed Obligations):

                  (i) all Liabilities arising out of the employment relationship between Seller and any of its employees or former employees existing at any time, whether before or after the Closing Date, including, but not limited to, accrued wages, accrued and/or earned but not paid bonuses owed to salesmen and/or management personnel, obligations to Seller's employees and/or former employees under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Tax Reform Act of 1986, or any other employee benefit program.

                  (ii) all Liabilities based on any theory of professional liability, professional malpractice, negligence, or error and omissions with respect to any services rendered at any time prior to the Closing Date by Seller or its agents;

                  (iii) all Liabilities for local, state, federal, sales, franchise, income and other taxes;

                  (iv) all Liabilities relating to any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) sponsored or maintained by Seller or to which Seller is making or has made contributions;

                  (v) any equipment lease or capitalized lease not listed on
         Exhibit 1.2(r) ;

                  (vi) any obligations of Seller under those lease agreements for the facilities in Wayne, Pennsylvania or St. Louis, Missouri; and

                  (vii) all other Liabilities arising from Seller's Business, whether in the ordinary course or otherwise, before the Closing , unless otherwise provided in this Agreement.

For those individuals who were employees of Seller prior to the Closing and are hired by Purchaser, if and when such employees are terminated by Purchaser after the Closing, Seller shall have no obligation for severance pay or other benefits or damages due to such employee as a result of their employment with the Purchaser.

2.4      Satisfaction of Liabilities by Seller.
         -------------------------------------

In order to preserve for Purchaser the opportunity to maintain good relations with vendors, suppliers, trade creditors and clients of the Business, Seller agrees to pay or otherwise satisfy and discharge in accordance with their terms all Liabilities (except Assumed Obligations) owed to third parties relating to the Business. Seller may contest any such liability or otherwise negotiate terms for the payment of such liabilities provided such contest or negotiations shall not result in any lien on any Purchased Asset or materially and adversely interfere with Purchaser's operation of the Business following the Closing.

3.       CONSIDERATION FOR PURCHASE PRICE

3.1      Purchase Price.
         --------------

As consideration for the purchase of the Purchased Assets, covenant-not-to-compete and other agreements and undertakings set forth herein, the Purchaser shall pay to Seller the following:

                  (i) the sum of $17,120,000.00; plus

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

                  (ii) 1.0 times the Annual In-Place Revenue from executed Service Agreements for the WC Business listed on Exhibit 1.2(f) (the anticipated Annual In Place Revenue is $2,272,090.00 , with the final amount to be determined at the Closing); plus

                  (iii) the assumption of the Assumed Obligations.

The sum of items (i), (ii) and (iii) shall be referred to as the "Purchase Price". No other purchase price other than the amount described in this Paragraph 3.1 shall be paid or payable by Purchaser in respect to the transactions contemplated herein.

3.2      Payment of Purchase Price.
         -------------------------

The Purchase Price shall be paid as follows:

                  (i) With regard to the Assumed Obligations, the Purchaser shall assume the Assumed Obligations at the time of Closing;

                  (ii) Prior to the execution of this Agreement, the Purchaser has paid to the Seller the sum of $250,000.00 (the "Escrow Funds") to be applied toward the payment of the Purchase Price. At the Transfer Time, the Escrow Funds shall become the property of the Seller as a portion of the Purchase Price.

                  (iii) The balance of the Purchase Price shall be paid by Purchaser to Seller at the Transfer Time in the form of a wire transfer to an account designated by Seller, at Seller's discretion, or other immediately available funds transfer.

3.3      Allocation of Purchase Price.
         ----------------------------

The Purchase Price shall be allocated among the Purchased Assets by Seller and Purchaser in accordance with Exhibit 3.3. Seller and Purchaser agree to be bound by such allocation of the Purchase Price and to file their respective tax returns accordingly.

3.4      Disposition of Escrow Funds  if the Agreement Does Not Close.
         ------------------------------------------------------------

In the event this transaction is not completed on or before July 31, 2000 for any reason other than actions by Seller which constitute bad faith, the Seller shall retain the Escrow Funds. If this transaction is not closed on or before July 31, 2000 as the result of actions by Seller which constitute bad faith, the Escrow Funds shall be returned to Purchaser and Purchaser shall be released from any further obligations hereunder.

3.5      Annual In-Place Revenue.
         -----------------------

For purposes of this Agreement, the Annual In-Place Revenue for the WC Business shall mean the annual service fees payable to the WC Business under executed Service Agreements listed on Exhibit 1.2(f) for which Seller has not received notification of cancellation prior to Closing.

4.       DUE DILIGENCE   [Deleted intentionally.]
         -------------

5.       REPRESENTATIONS AND WARRANTIES OF SELLER
         ----------------------------------------

Seller hereby represents and warrants to Purchaser that, except for changes specifically contemplated by this Agreement, the following statements are true and correct as of the date hereof and shall remain true and correct as of the Closing as if made again at and as of that time:

5.1      Organization, Good Standing, Qualification and Power of Seller.
         --------------------------------------------------------------

Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. Seller is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in every jurisdiction where the failure to be so qualified or licensed would have a material adverse effect on (i) the ability of Seller to execute and deliver this Agreement and to consummate the transactions contemplated hereby, or (ii) the business, assets, operations, properties or condition (financial or otherwise) of the Business. Seller has full corporate power and authority to own, lease and operate the assets and properties relating to or connected with the Business as and where such assets and properties are now owned or leased or as such Business is presently being conducted, and to execute, deliver and perform this Agreement. All of the Purchased Assets are located at Seller's offices listed on Exhibits 1.2(p) or 1.5(a) . Seller will not relocate the Purchased Assets between the date of this Agreement and the Closing.

5.2      Status of Agreements.
         --------------------

         (a) At the time of Closing, all requisite corporate action to approve, execute, deliver and perform this Agreement and each of the other agreements, instruments and other documents to be delivered by or on behalf of Seller in connection herewith ("Seller's Documents") shall have been taken by Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. All other agreements, instruments and other documents to be executed and delivered by or on behalf of Seller pursuant to this Agreement will, when executed and delivered, constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

         (b) Except as set forth on Exhibit 5.2(b), no authorization, approval, consent or order of, or registration, declaration or filing with, any court, governmental body or agency or other public body or entity is required in connection with the execution, delivery or performance of this Agreement or any other agreement, instrument or document to be delivered by or on behalf of Seller in connection therewith.

         (c) Except for (i) the Headquarters Sublease and the Assumed Leases described in Section 1.5, (ii) Service Agreements for the WC Business , (iii) Service Agreements for the UC Business , (iv) the Seller's contract with the Ohio Manufacturing Association (OMA) for a sponsorship of a Group Rating Program, and (v) the contracts and agreements described in Exhibit 5.2(c), Seller has obtained any and all consents from other third parties, if any, necessary to transfer to Purchaser all of Seller's rights and interests in and to the Purchased Assets or as otherwise reasonably required by Purchaser.

         (d) Except for the required consent of Seller's lenders and the release of the lenders' liens on the Purchased Assets, which will be obtained at the Closing, Seller has not entered into any agreement with any person, organization, corporation, or other entity (except Purchaser) to sell, assign, transfer, or in any way encumber the Purchased Assets or Business or any part thereof; and, neither the execution nor delivery of this Agreement or the performance, observance or compliance with the terms and provisions hereof will violate any provisions of law, any order, regulation or rule of any court or governmental agency, or any indenture, agreement or other instrument to which Seller is a party or by which it is bound or to which the Purchased Assets are subject; and, Seller has no knowledge of any legal impediments to Seller's continued operation of the Business in the normal course .

5.3      Title to Purchased Assets.
         -------------------------

         (a) With respect to all Purchased Assets sold, at the Closing, Seller shall have good and marketable title to the Purchased Assets being acquired by Purchaser, free and clear of all liens, security interests, encumbrances, leases and charges whatsoever. At the Closing, Seller shall deliver the Purchased Assets to the Purchaser, free and clear of all liens, claims, encumbrances and charges whatsoever, except for liens, claims, encumbrances and charges arising through the Purchaser's actions. Notwithstanding the above, Seller's title to the Assumed Leases and the Service Agreements, and Seller's legal right to assign and deliver the Assumed Leases and the Service Agreements to Purchaser hereunder, are subject to the necessary consents from the landlords of such Assumed Leases and the clients of such Service Agreements, which have not been obtained by Closing. Purchaser's failure to obtain Service Agreement consents after Closing shall not give Purchaser an indemnification right under Section
9.3. Further, Seller's obligations for failure to obtain a consent from a landlord under an Assumed Lease shall be limited solely to the reimbursement obligations in Section 1.5(b).

         (b) Except as otherwise specifically set forth herein, Seller is not a party to any contract, agreement, lease or commitment that would result in any claim, obligation, liability, lien or other charge against Purchaser or the Purchased Assets, and Purchaser is not obligated to assume the obligations under any contract, agreement, lease or commitment of Seller, except as specifically set forth herein.

5.4      Status of Business.
         ------------------

         (a) Seller has furnished to Purchaser the following financial statements and information:

                  (i) the unaudited balance sheet as of December 31, 1999 for the UC Business;

                  (ii) the unaudited balance sheet as of December 31, 1999 for the WC Business;

                  (iii) the unaudited profit and loss statements for the UC Business for the twelve month period ended December 31, 1999, showing total revenues of the UC Business for such twelve month period of not less than $10,681,050.00;

                  (iv) the unaudited profit and loss statements for the WC Business for the twelve month period ended December 31, 1999, showing total revenues of the WC Business for such twelve month period of not less than $3,048,534.00;

                  (v) the unaudited profit and loss statements for the UC Business for the five month period ended May 31, 2000, showing total revenues of the UC Business of not less than $4,526,278.00; and

                  (vi) the unaudited profit and loss statements for the WC Business for the five month period ended May 31, 2000, showing total revenues of the WC Business of not less than $964,847.00.

All such financial statements, as set forth on Exhibit 5.4(a) are true, correct and complete in all material respects and present fairly the financial condition of the Business at the dates and for the periods indicated.

         (b) Exhibit 1.2(f) contains a true and complete list of all parties who have Service Agreements, oral or written, under which Seller is obligated to render unemployment claims administration services or workers compensation third party administrator services, or from which Seller derives income, fees, commissions or other revenues for the UC Business and/or the WC Business and for which Seller has not received notice of intent to terminate. Access to all such written Service Agreements have been provided to Purchaser prior to the Closing.
Exhibit 1.2(f) also identifies the Annual In-Place Revenue for the services under the Service Agreements. As of the date of this Agreement, to the knowledge of the Seller, each of the Service Agreements is valid, binding and in full force and effect in accordance with its terms. As of the date hereof, neither Seller nor, to the knowledge of Seller, any party thereto is in default of any material obligation under any of the Service Agreements and neither Seller nor to the knowledge of Seller any party thereto has indicated its intention to cancel or not renew any Service Agreement at the end of the current term thereof.

         (c) Since December 31, 1999, the Business has been operated only in the ordinary course, and, except as set forth on Exhibit 5.4(c), there has not been with respect to the Business:

                  (i) any material change in its condition (financial or otherwise), assets, liabilities, obligations, business, Service Agreements or earnings, , except changes in the ordinary course of business, none of which in the aggregate has been materially adverse;

                  (ii) any liability or obligation incurred or assumed, or any contract, agreement, arrangement, lease (as lessor or lessee), or other commitment entered into or assumed, on behalf of the Business, whether written or oral, except in the ordinary course of business;

                  (iii) any purchase or sale of assets in anticipation of the Agreement, or any purchase, lease, sale, abandonment or other disposition of assets otherwise than in the ordinary course of business;

                  (iv) any waiver or release of any rights, except in the ordinary course of business or for rights of nominal value;

                  (v) any cancellations or compromise of any debts owed to it or known claims against others except for write-offs in the ordinary course of business;

                  (vi) any transfer or grant of any material rights under any leases, licenses, agreements, or with respect to any trade secrets or know-how; or

                  (vii) any labor trouble or employee controversy adversely affecting its Business or the Purchased Assets.

         (d) Seller has complied with all laws and regulations with which it is or was required to comply in connection with its ownership of the Purchase Assets and the operation of the Business except where the failure to comply would not have a material adverse effect on the ownership or operation of the Purchase Assets or conduct of the Business by Purchaser. Additionally, Seller is not in violation of any outstanding judgment, order, injunction, award or decree specifically relating to the Business, the violation of which would have a material adverse effect on the ownership or operation of the Purchased Assets and the Business by the Purchaser.

         (e) Seller has all permits, licenses, orders, approvals, authorizations, concessions, franchises and agreements of any federal, state or local governmental or regulatory body or suppliers that are material to or necessary in the conduct of the Business, except where failure to have such permit, license, order, approval, authorization, concession or franchise by Seller will not have a materially adverse effect on the operation of the Business by Purchaser. All such permits, licenses, orders, approvals, concessions and franchises are in full force and effect and there is no proceeding pending, or to the knowledge of Seller, threatened to revoke or limit any of them. Seller makes no representation or warranty as to the assignability or trasferability of any such permit, license, order, approval, authorization, concession, franchise or agreement and the failure of any federal, state or local government or regulatory body or supplier to consent to such assignment shall not be a breach or violation of any representation, warranty or agreement of Seller hereunder.

         (f) Except as set forth on Exhibit 5.4(f), there are no (i) claims, actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened which can attach to or affect the continuing operation or value of the Business or any of the Purchased Assets upon transfer to the Purchaser, whether at law or in equity, or before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or (ii) governmental inquiries pending or, to the knowledge of Seller, threatened, that relate to or involve the Seller, the Purchased Assets, or the Business or the transactions contemplated by this Agreement. To the knowledge of the Seller, (1) there are no existing facts or circumstances that may give rise to any such action, suit, claim, proceeding, investigation or inquiry, which, if adversely determined, could in any one case or in the aggregate, have a material adverse effect on the Business or the Purchased Assets, and (2) there are no decrees, injunctions or orders of any court or governmental department or agency outstanding against the Seller with respect to the Business or the Purchased Assets.

         (g) Except as otherwise provided herein, the Purchased Assets include in the aggregate all assets necessary for the continued operation of the Business in all material respects in the manner heretofore conducted by Seller, save and except for the Excluded Assets.

         (h) Seller has not entered into any Service Agreements with reduced or discounted fees or Annual In-Place Revenue for the purpose of inducing the client thereunder to do business with Seller in areas other than the Business.

         (i) Except as described on Exhibit 5.4(i), no claim or threat of misconduct, negligence, malfeasance, nonfeasance, error or omission against Seller or any of its employees or agents arising out of the operation of the Business exists.

         (j) Except as set forth on Exhibit 5.4(j), to the Seller's knowledge
(i) no customer or client listed on Exhibit 1.2(f) intends to terminate or adversely modify its agreement with respect to the Business or adversely change the volume of business it does with respect to the Business; (ii) no customer or client listed on Exhibit 1.2(f) intends to modify or discontinue its working agreement with Seller following the expiration of the current term of that client's Service Agreement with Seller; and (iii) Seller has received no written notice that any customer or client will terminate or adversely modify the volume of such business as the result of the consummation by Seller of the transactions contemplated hereby.

         (k) Except for those matters described on Exhibit 5.4(k), Seller has not been advised and does not know of any material disputes which would cause any clients or customers listed on Exhibit 1.2(f) to discontinue or significantly reduce their business with Seller.

         (l) Except as set forth on Exhibit 1.2(a), Seller has received no payments for work to be performed by the Business after the Closing except for those prepayments transferred to Purchaser at the time of Closing.

         (m) To the Seller's knowledge, the Seller has no liabilities of any nature, whether absolute, approved, contingent or otherwise, either singularly or in the aggregate, that will materially interfere with Purchaser's administration of the Service Agreements.

         (n) All personal property taxes, income taxes, employment taxes, franchise taxes and all other municipal, state, federal or foreign taxes, charges or assessments (including all interest and penalties thereon, if any) incurred with respect to the operations of Seller which can attach to the Purchased Assets or the Business and are due prior to the Closing have been paid in full or will be paid by Seller when due following the Closing, and Seller has completed and filed properly all required tax returns and reports required to be filed by Seller on or prior to the Closing with respect to such taxes, charges and assessments, unless under a proper and binding extension of time, and the same are in all material respects true, complete and correct. All withholding taxes relating to employees of the Seller hired by Purchaser have been and are being withheld or collected by Seller, and have been and are being paid over to the proper governmental authorities or are being held by Seller for such payment. As of the Closing, there is no tax litigation, investigation or proceeding pending or, to the knowledge of Seller, threatened against the Seller which could affect the Purchased Assets or the Business. Seller shall be responsible for preparing and filing all local, state and federal tax returns with respect to the Business, and paying all taxes contemplated by such returns which become due for periods prior to the Closing. All tax filings and payments relating to the Business or the Purchased Assets for the period prior to the Closing and required to be made or paid by the Seller after the Closing will be timely filed and/or paid by Seller.

         (o) All of the Assumed Obligations were made in the ordinary course of business of the Business.

5.5      Status of Assets.
         ----------------

         (a) The instruments of transfer required hereby to be executed and delivered by Seller to Purchaser will, when so executed and delivered, effectively vest in Purchaser good and marketable title to the Purchased Assets and all rights of Seller to enforce the agreements to which Purchaser is attaining title hereunder.

         (b) Seller has not, with respect to the Business, infringed, misappropriated or misused or been charged, or threatened to be charged, with infringement, misappropriation or misuse of, any patent, trademark, trade name, copyright, trade secret, know-how or confidential information or data of another.

         (c) All assets acquired by Purchaser hereunder will be operational and not in need of repair at the time of Closing.

         (d) All of the Purchased Assets are now in the possession of Seller, and no other person has a present right to possess or claim possession of all or any part of the Purchased Assets.

5.6      Intellectual Property.
         ---------------------

Except as set forth on Exhibit 5.6, neither the conduct of the Seller's Business nor the Intellectual Property owned or used by Seller or any of its affiliates in the Business will interfere with, infringe, misappropriate or otherwise conflict with any intellectual properties or other rights of third parties. None of the Seller or any of its affiliates has received any notice of any charge, complaint, claim or demand alleging any such interference, infringement, misappropriation or conflict. Seller has no knowledge that any third party has interfered with, infringed, misappropriated or otherwise come into conflict with any Intellectual Property owned by the Seller and used in the Business. The Seller owns and has valid and enforceable rights to use all material Intellectual Property necessary for the conduct of the Business as presently conducted and such Intellectual Property is included in the Purchased Assets except to the extent it is an Excluded Asset.

5.7      Employment and Labor Matters.
         ----------------------------

         (a) Seller is not a party to any collective bargaining agreement or union contract which covers employees involved in the Business or the Purchased Assets and no such collective bargaining agreement or union contract is being negotiated with respect to such employees of Seller. Purchaser is not required to assume any obligations of Seller under any employment contract or other employment relationship to which Seller is a party. Except as set forth in Paragraph 7.5 or the Transition Service Agreement referenced in Paragraph 1.4, Purchaser shall have no legal obligation to hire or employ any of Seller's employees; however, if Purchaser desires to hire any such employees involved in the day to day operation of the Business, Seller will not take any action to interfere with Purchaser's efforts to hire such employees. Purchaser shall have no obligation or liability to any employee of Seller who refuses, for any reason, any offer of employment made to such employee by Purchaser. Seller has paid in full, or will pay, to all employees of the Business, in the normal course of its operations, all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them. Upon the Closing or upon termination of the employment of any of said employees by Seller, Purchaser will not be liable to any of said employees for so-called "severance pay" or any other payments except to the extent such liability is included as an Assumed Obligation. Seller is in compliance with all federal, state and local laws, ordinances and regulations relating to employment and employment practices at the Business, and all employee benefit plans and tax laws relating to employment at the Business, except where such non-compliance would not have a materially adverse effect on the Business after Closing or on Purchaser. There is no unfair labor practice complaint against Seller relating to the Business pending before the National Labor Relations Board or similar agency or body. There is no labor strike, dispute, slow-down or stoppage actually pending or, to the knowledge of Seller, threatened against or involving the Business. Prior to or at the time of the Closing, Seller will terminate the employment of all employees working for the Business unless Seller has elected to retain such employees on Seller's payroll. Purchaser shall have no obligation for any payments to any qualified or non-qualified pension, profit sharing, or employee benefit plan to which Seller has been a party.

         (b) To the Seller's knowledge, except as set forth on Exhibit 5.7(b), no employee who performs services on a regular basis for the Business plans to discontinue such relationship with the Business after the execution and delivery of this Agreement or the Closing.

         (c) Except as set forth on Exhibit 5.7(c), the Seller is not a party to any agreement of any kind which deals with wages, conditions of employment, benefits or other matters affecting the employer/employee relationship with any union, labor organization or employee group regarding the Business which will be binding upon Purchaser.

         (d) Exhibit 5.7(d) sets forth a complete list of all current employees of the Business, the annual salary of each such employee, the number of years of service of each employee with the Business, a summary of any bonus or additional compensation program or arrangement for the employee and the fringe benefits provided to such employee by the Seller. Exhibit 5.7(d) lists all contracts, agreements or arrangements (written or oral) concerning the employment of any individual employed by the Seller in the Business. Copies of all such written contracts, agreements and arrangements are included on Exhibit 5.7(d). If a written agreement is not provided for any employee, the employee is an employee at-will.

         (e) Seller's unused paid time-off policy, under which Purchaser is assuming liability under Section 2.2(iv) to employees of Seller hired by Purchaser, is set forth on Exhibit 5.7(e).

5.8      Employee Benefit Matters.
         ------------------------

         (a) Exhibit 5.8(a) lists all employee pension benefit plans within the meaning of Section 3(2) of ERISA and all employee welfare benefit plans within the meaning of Section 3(1) of ERISA presently maintained by the Seller for employees of the Business or to which the Seller contributes or is required to contribute for the benefit of any of the employees of the Business (the "ERISA Plans") and all bonus, commission and other similar programs maintained by Seller for employees of the Business (the "Other Arrangements"). True, correct and complete copies of all such ERISA Plans and Other Arrangements, together with related trusts, insurance contracts, summary plan descriptions, annual reports and Form 5500 filings for the past three (3) years, have been delivered to Purchaser.

         (b) Except as set forth on Exhibit 5.8(b), the Seller does not now, and did not in the past five (5) years, sponsor, maintain or contribute to any employee pension benefit plan, within the meaning of Section 3(2) of ERISA relating to the Business. With respect to the Business, the Seller is not required to contribute, and has never been required to contribute, to any multi-employer plan within the meaning of Section 3(37)(A) of ERISA.

         (c) Each ERISA Plan covering employees of the Business has been operated and administered in all material respects in accordance with all applicable laws, including, without limitation, ERISA and the Internal Revenue Code. Each ERISA Plan that is a group health plan within the meaning of Section 601(1) of ERISA and Section 4980(B) of the Code is in material compliance with the continuation of coverage requirements of Section 601 of ERISA and Section 4980(B) of the Code. There are no pending claims, or, to the Seller's knowledge, threatened claims by or on behalf of any ERISA Plan, by any employee or beneficiary covered under such ERISA Plan or by any government or otherwise involving such ERISA Plan or any of its fiduciaries (other than for routine claims for benefits).

         (d) Except as required by this Agreement, the ERISA Plans and Other Arrangements, Seller is not bound to provide, and does not provide, benefits, including, without limitation, death, health or medical benefits (whether or not insured) with respect to current or former employees of the Business employed by Purchaser following the Closing beyond their retirement or other termination of service with Seller other than:

                  (i) coverage mandated by applicable law;

                  (ii) deferred compensation benefits accrued as liabilities; or

                  (iii) benefits, the full cost of which is borne by the current or former employee or his beneficiary.

         (e) Except as provided on Exhibit 5.8(e), neither this Agreement nor any transaction contemplated hereby will:

                  (i) entitle any employee of the Business employed by Purchaser after the Closing, to severance pay, unemployment compensation or any similar or other payment; or

                  (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any employee.

5.9      Lease Agreements and Other Contract Rights.
         ------------------------------------------

With respect to the agreements, Service Agreements, Administrative Agreements, leases, licenses, commitments, instruments and undertakings, oral or written, which are a part of the Purchased Assets, and the Headquarters Lease (collectively "contracts"):

                  (i) Said contracts shall be valid, subsisting and in full force and effect as of the Closing;

                  (ii) Seller has good right and power to assign (or sublet as it relates to the Headquarters Lease) the same subject to the consent of all other parties thereto;

                  (iii) Seller has performed in all material respects, all the obligations to be performed by it thereunder;

                  (iv) Seller is not in material default under or in violation of any thereof;

                  (v) To the knowledge of Seller, there is no basis for a valid claim of such a violation or default;

                  (vi) To the knowledge of Seller, no event has occurred which, with notice or lapse of time or both, would constitute such a material default; and

                  (vii) To the knowledge of Seller there are no defaults under, or any violations of, any of the contracts by any other party thereto.

5.10     Employment Loss.
         ---------------

Except as set forth on Exhibit 5.10, there has been no "employment loss" (as that term is defined in the Worker Adjustment and Retraining Notification Act) at Seller's Headquarter facilities in Columbus, Ohio (as identified in Section 1.5) within the ninety
(90) days prior to the Closing.

5.11     [Deleted intentionally.]

5.12     Environmental Matters.
         ---------------------

Except as set forth on Exhibit 5.12 attached hereto:

         (a) The Seller has complied in all material respects and is in compliance in all material respects with all Environmental Laws (as defined in this Paragraph 5.12) relating to the Business.

         (b) Without limiting the generality of the foregoing, the Seller has obtained and complied with, and is in compliance with, all Environmental Permits that are required pursuant to Environmental Laws for the occupation of its facilities and operation of the Business; a list of all Environmental Permits is set forth on the attached Exhibit 5.12(b).

         (c) The Seller has not received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental Laws, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) relating to the Business, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental Laws.

         (d) To the knowledge of Seller, none of the following exists at any property or facility owned, operated or leased by the Seller which is being transferred to Purchaser as part of the Purchased Assets:

                  (i) underground storage tanks;

                  (ii) asbestos-containing material in any form or condition;

                  (iii) materials or equipment containing polychlorinated biphenyls; or

                  (iv) landfills, surface impoundments or disposal areas.

         (e) Neither the Seller nor its affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility which is part of the Purchased Assets (and to the knowledge of Seller, no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA (as defined herein), the Solid Waste Disposal Act, as amended or any other Environmental Law.

         (f) The Seller has delivered or made available to the Purchaser true and complete copies of all reports and studies performed by or on behalf of, or within the possession or control of, the Seller and/or any of its affiliates with respect to past or present environmental conditions or events at any real estate which is part of the Purchased Assets, including the Headquarters Lease or any of the Assumed Leases or the Other Property Subleases and there are no other material environmental reports or studies with respect thereto, other than as contemplated thereby.

         (g) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         (h) "Environmental Law" or "Environmental Laws", as the case may be, means a law relating to health, safety or the environment, including, without limitation, a law relating to the manufacture, generation, processing, distribution, application, use, treatment, transport, handling or storage (whether above or below ground) of, or emissions of, discharges, releases or threatened releases into the environment (including without limitation ambient air, surface water, ground water, soil and subsoil) of, pollutants, contaminants, petroleum products, chemicals, industrial waste, Hazardous Materials, other solids, liquids, gases or waste (including solid waste), heat, light, noise, radiation, electromagnetic fields and other forms of matter or energy of every kind and nature and the proper contaminant and disposal of the same, or to occupational or worker safety and health.

         (i) "Environmental Permits" means all permits, licenses, certificates, approvals, authorizations, regulatory plans and compliance schedules required by applicable Environmental Laws, or issued by a government pursuant to applicable Environmental Law, or entered into by agreement of the party to be bound, relating to activities that affect human health or the environment, including without limitation, permits, licenses, certificates, approvals, authorizations, regulatory plans and compliance schedules or air emissions, water discharges, pesticide and herbicide or other agricultural chemical storage, use or application, and Hazardous Material or solid waste generation, use, storage, treatment and disposal.

         (j) "Hazardous Material" or "Hazardous Materials", as the case may be, means any substance or material, including, without limitation, any raw material, commercial product, waste or waste product that, because of its quantity, concentration, or physical, chemical or infectious characteristics may cause or significantly contribute to an increase in mortality or an increase in serious, irreversible or incapacitating illness, or pose a substantial hazard to human health or the environment, including without limitation all substances and materials designated as hazardous or toxic under any applicable Environmental Law and including, without limitation, gasoline, fuel oil and other petroleum products.

5.13     Brokers and Finders.
         -------------------

No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Seller in bringing about the transaction herein contemplated, or rendered any service with respect thereto or been in any way involved therewith. Seller shall indemnify and hold Purchaser harmless from all claims of any person for fees and expenses of every kind which may be payable with respect to any such broker's or finder's services rendered or to be rendered at the request of Seller in connection with the transactions contemplated by this Agreement.

5.14     Nondisclosure and Noninterference.
         ---------------------------------

Seller shall at all times after Closing hold in strictest confidence any and all confidential non-public data and information within its knowledge concerning the products, services, business, representatives, suppliers and clients of the Business.

5.15     Disclosure.
         ----------

No representation or warranty made by Seller in this Agreement, any document or instrument delivered by Seller hereunder, or the Exhibits hereto contains, or at the time of Closing, will contain, any untrue statement of a material fact or omits, or at the time of Closing, will omit, to state a material fact necessary to make the statements contained herein or therein not false or misleading. Notwithstanding anything to the contrary contained herein, nothing in any of the Exhibits attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made by the Seller herein unless such Exhibit identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item on any of the Exhibits attached hereto shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of a document or other item itself).

5.16     "To the Knowledge Of".
         ---------------------

To the extent related to the representations and warranties made by Seller herein, the phrases "to the knowledge of," "to the best knowledge of" and "known to" or any similar phrase shall mean the actual knowledge of Ned Lucco, Phillip Dingle, Garry Koch, Jonathon McGee or Scott Bankert, and shall not include the imputed, implied or constructive knowledge of such individuals.

6.       REPRESENTATIONS AND WARRANTIES OF PURCHASER
         -------------------------------------------

Purchaser hereby represents and warrants to Seller that the following statements are true and correct as of the date hereof and will remain true and correct as of the Closing as if made again at and as of that time:

6.1      Organization, Good Standing and Power of Purchaser.
         --------------------------------------------------

         (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has full power and lawful authority to execute, deliver and perform this Agreement.

6.2      Status of Agreements.
         --------------------

         (a) All requisite corporate action to approve, execute, deliver and perform this Agreement and each of the other agreements, instruments and other documents to be delivered by and on behalf of Purchaser in connection herewith has been taken by Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms. All other agreements, instruments and documents to be executed and delivered by or on behalf of Purchaser in connection herewith will, when executed and delivered, constitute the valid and binding obligation of Purchaser enforceable in accordance with their respective terms.

         (b) Except as set forth on Exhibit 6.2(b), no authorization, approval, consent or order of, or registration, declaration or filing with, any court, governmental body or agency or other public or private body, entity or person is required in connection with the execution, delivery or performance of this Agreement or any other agreement, instrument or document to be delivered by or on behalf of Purchaser in connection herewith.

         (c) Neither the execution or delivery nor performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Purchaser in connection herewith does or will

                  (i) conflict with, violate or result in any breach of any judgment, decree, order, statute, rule or regulation applicable to Purchaser;

                  (ii) conflict with, violate or result in any breach of any agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or constitute a default thereunder or give rise to a right of acceleration of an obligation of Purchaser; or

                  (iii) conflict with or violate any provision of the Articles of Incorporation or Code of Regulations of Purchaser.

6.3      Brokers and Finders.
         -------------------

Purchaser is not a party to, or in any way obligated under, any contract or other agreement or understanding, nor are there or will there be any outstanding claims against Purchaser, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement. Purchaser shall indemnify and hold Seller harmless from any claims of any person for fees and expenses of every kind which may be payable with respect to any such broker's or finder's services rendered or being rendered at the request of Purchaser in connection with the transactions contemplated in this Agreement.

6.4      Litigation.
         ----------

There is no litigation, proceeding, arbitration, action or government investigation pending or, to the best of Purchaser's knowledge, threatened, against Purchaser which, if adversely determined would adversely affect Purchaser's ability to consummate the transactions contemplated by this Agreement or otherwise adversely impact such transactions or would adversely affect Purchaser's ability to properly perform the obligations and services required to be performed by Purchaser relating to the Assumed Obligations, the Administrative Agreements or the Service Agreements. Purchaser knows of no facts or circumstances that exist or are threatened that would adversely affect Purchaser's ability to perform such obligations or services.

6.5      Disclosure.
         ----------

No representation or warranty made by Purchaser in this Agreement, any document or instrument delivered by Purchaser hereunder, or any exhibit supplied by Purchaser hereto contains, or at the time of Closing will contain, any untrue statement of a material fact or omits, or at the time of the Closing, will omit, to state a material fact necessary to make statements contained herein or therein not false or misleading. Notwithstanding anything to the contrary contained herein, nothing in any of the Exhibits attached hereto shall be deemed adequate to disclose an exception to a representation of warranty made by the Purchaser herein unless such Exhibit identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item on any of the Exhibits attached hereto shall not be deemed adequate to disclose an exception to a representation of warranty made herein (unless the representation or warranty has to do with the existence of a document or other item itself).

7.       INTERIM OPERATIONS; ADDITIONAL COVENANTS AND AGREEMENTS
         -------------------------------------------------------

7.1      Conduct of Business.
         -------------------

Seller covenants and agrees that since December 31, 1999, and from the date hereof until the time of Closing, except to the extent that Purchaser shall otherwise consent in writing, Seller has operated and will operate the Business substantially as presently operated and only in the ordinary course of business and, consistent with such operation, will use its commercially reasonable efforts to preserve intact for the benefit of Purchaser the present business organization of the Business and the relationships and good will of suppliers, customers, clients and others having business relations with the Business. The Seller will encourage (and not act to dissuade or discourage) employees of the Business to continue their employment with the Purchaser after the Closing. The Seller will comply, in all material respects, with all applicable laws, ordinances and regulations in the operation of Seller's Business except where the failure to comply would not have a material adverse effect upon the Purchased Assets or the Business. The Seller will properly (once it has knowledge thereof) inform the Purchaser in writing of any variances from the representations and warranties contained in Section 5 hereof or event or occurrence which would cause such representations and warranties to be incorrect as of the Closing; any breach of any covenant hereunder by the Seller; and any other material development affecting the ability of Seller to consummate the transactions contemplated by this Agreement. Seller will cooperate with the Purchaser and will use its commercially reasonable efforts to cause the conditions to Purchaser's obligations to close specified in Paragraph 10.2 to be satisfied and execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement. The Seller will, upon reasonable requests, confer with representatives of the Purchaser regarding the Business and, upon reasonable request, and subject to Seller's confidentiality policies, arrange meetings with such employees and clients of the Business as the Purchaser may reasonably designate in order that the Purchaser may confer with such employees and clients. Prior to the Closing, and without the prior written consent of the Purchaser, the Seller shall not:

                  (i) take any action that will cause any representation or warranty of the Seller to be untrue in any material respect or cause Seller to breach any covenant or agreement set forth herein;

                  (ii) enter into any transaction with any employee of the Business other than arms length transactions consistent with past custom and practice;

                  (iii) sell, lease, license or otherwise dispose of any interest in any of the Purchased Assets (whether tangible or intangible), other than transactions in the ordinary course of business consistent with past practice or permit, allow or suffer any of such assets to be subjected to any lien;

                  (iv) engage in any activity which would accelerate or delay the collection of any accounts receivable of Seller, accelerate or delay the payment of the accounts payable of the Seller, or reduce or otherwise restrict services provided under any Service Agreement, other than in the ordinary course of the conduct of business;

                  (v) terminate or modify in any material respect any material contract or agreement affecting the Business other than in the ordinary course, or any government license, permit or other authorizations;

                  (vi) enter into any new, or amend any existing, material contracts, agreements or commitments, including without limitation, any lease agreements or collective bargaining agreements (except for contracts, agreements or commitments entered into in the ordinary course of business and for commitments relating to capital expenditures not exceeding $10,000 in the aggregate);

                  (vii) institute any material change in the conduct of the Business or any change in its methods of management, marketing, operation or accounting;

                  (viii) establish, amend, or, except in the ordinary course of business consistent with past practice, contribute to any pension, retirement, profit sharing or stock bonus plan or multi-employer plan covering the employees of the Business;

                  (ix) increase any officer's or employee's compensation, incentive arrangements or other benefits, except for increases made in the ordinary course of business consistent with past custom and practice, or pursuant to any written agreement disclosed to the Purchaser and in existence on the date hereof;

                  (x) take any action which would render, or which would reasonably be expected to render, any representation or warranty made by the Seller in this Agreement untrue at (or at any time prior to) the Closing;

                  (xi) forgive, cancel or waive any rights or debts or other material obligations owed to the Sellers;

                  (xii) enter into or modify, or propose to enter into or modify, any agreement, arrangement or undertaking with respect to any of the matters referred to in clauses (i) through (xi) above.

7.2      Access to Information.
         ---------------------

From the date hereof until Closing, Seller will permit representatives of Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all properties, books, records, contracts and other documents of or pertaining to the Business in order for the Purchaser and its representatives to make a full business, financial, accounting and legal audit of the Business and the Purchased Assets. The Purchaser and its representatives' "due diligence" may include, among other things, reviewing and/or copying of books, records, contracts, financial statements, tax returns and other material documents of the Seller and discussions with the Business' employees, customers, clients, agents, consultants and others. The Seller shall take all reasonable steps necessary to cooperate with Purchaser and its representatives in that regard. The Purchaser and/or the Purchaser's representatives shall also have the right, during normal working hours, to come on the premises and observe and inspect and reinspect the Purchased Assets as to their operating condition, structural soundness and condition and as otherwise deemed necessary by the Purchaser and its representatives. Access to personnel, clients and suppliers shall be undertaken with the prior approval of the Seller, which shall be designed to not interfere with the normal business operations of Seller and accommodate the Seller's confidentiality concerns.

7.3      Other Actions.
         -------------

From the date hereof until Closing, Seller shall not take any action in bad faith which shall prevent the representations, warranties and covenants of Seller set forth herein from being true and correct at the Closing or which would prevent Seller from completing all other agreements and conditions of this Agreement.

7.4      Seller's Employees.
         ------------------

         (a) Following the Closing, Purchaser shall offer employment to not less than 130 of the employees of the UC Business listed on Exhibit 5.7(d), at levels of compensation not less than as listed on Exhibit 5.7(d). Those 130 employees shall have the same fringe benefits as provided by Purchaser to Purchaser's employees of comparable employment levels and shall receive prior service credit in all of Purchaser's fringe employee benefit programs unless Purchaser is legally precluded from granting such prior service credit.

         (b) Nothing in Paragraph 7.5(a) shall preclude Purchaser from offering employment to other employees of the Business after the Closing. The employment of such other employees shall be upon terms and conditions satisfactory to Purchaser, in Purchaser's sole discretion.

7.5      Corporate Names.
         ---------------

Following the Closing, Purchaser shall have absolute right and title to the name "R.E. Harrington" provided that Purchaser may not use the name in any manner not presently being used by Seller in the UC Business. For a period of ninety (90) days following the Closing, Purchaser may use the corporate trade name "Harrington Benefit Services" in connection with Purchaser's operation of the WC Business acquired by Purchaser from Seller, but only that business. Purchaser may use the name "Harrington Benefit Services" to administer those Service Agreements listed on Exhibit 1.2(f) and any renewals thereof during the ninety
(90) day term, but may not use the name "Harrington Benefit Services" in connection with any other service agreements or business, whether acquired before or after the Closing. Upon the expiration of the ninety (90) day period, Purchaser shall discontinue all use of the name "Harrington Benefit Services." Nothing herein shall preclude Seller from continuing the use of the name "Harrington Benefit Services" or the name "Harrington" in conjunction with any other words or phrases other than the initials "R. E." at any time.

7.6      Agreement with Garry Koch.
         -------------------------

After the Closing, Purchaser shall retain the services of Garry Koch, a current employee of the UC Business, for at least four (4) months on terms satisfactory to Purchaser. Purchaser shall be responsible for expenses relating to Mr. Koch's employment with Purchaser. At the Closing, Seller shall also enter into a severance agreement with Mr. Koch, providing certain benefits to Mr. Koch resulting from his termination of employment with Seller. This severance agreement shall contain restrictive covenants precluding Mr. Koch from (i) soliciting or accepting unemployment compensation business or workers compensation business from clients of the UC Business or the WC Business covered by Service Agreements hereunder for one year following the Closing, and (ii) for one year after the Closing employing, or attempting to employ, or assisting any other person in employing or attempting to employ, any person who was employed by Seller and who accepted employment with the Purchaser at or after the Closing. These restrictive covenants shall be for the benefit of Purchaser and shall be enforceable against Mr. Koch by Purchaser. At the Closing, Purchaser and Seller shall enter into a Separation Agreement with Garry Koch providing, inter alia, employment, severance and non-interference provisions for the employment status of Mr. Koch.

7.7      Transfer of Deposits.
         --------------------

Seller currently has deposits under the Assumed Leases in the following amounts:

                Torrence Lease                 $  6,000.00
                Atlanta Lease                  $  25,425.00  25,425.83
                Harrisburg Lease               $  2,423.00    2,423.92
                Paramus Lease                  $  2,167.08

In addition, Seller is holding a security deposit in the amount of $29,266.00 from a sublessee under the Atlanta Lease. At the Closing, in connection with the assignment by Seller of all of its rights and interests in the Assumed Leases to Purchaser, including but not limited to its right to any security deposits thereunder, Purchaser shall pay to Seller $6,750.25. Thereafter, Purchaser shall have the rights to the Security Deposits under the Torrence Lease, the Atlanta Lease and the Harrisburg Lease, and shall be responsible for refunding the security deposit to the subtenant under the Atlanta Lease.

8.       COMPETITION
         -----------

8.1      Covenant Not-to-Compete and Employment Agreements.
         -------------------------------------------------

As an inducement for and in consideration of Purchaser entering into this Agreement, Seller agrees to enter into a Covenant-Not-To-Compete Agreement in the form of Exhibit 8.1. The agreement described herein shall be executed by the Seller at the time of Closing.

9.       SURVIVAL OF AND RELIANCE UPON REPRESENTATIONS, WARRANTIES AND
         -------------------------------------------------------------
         AGREEMENTS; INDEMNIFICATION
         ---------------------------

9.1      Survival of Representations and Warranties.
         ------------------------------------------

         (a) The parties acknowledge and agree that except with respect to the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4(i), 5.4(n), 5.5(a), 5.7(a), 5.7(c), 5.12 and the agreements referred to in Section 8, all representations and warranties of Seller contained in this Agreement shall survive the Closing for a period of two (2) years. The representation and warranty set forth in Section 5.4(i) shall survive until the expiration of the applicable statute of limitations for filing a claim of misconduct, negligence, malfeasance, nonfeasance, error or omission against the Seller or any of its employees or agents arising out of the operation of the Business. The representations and warranties contained in Section 5.4(n) respecting taxes and the filing of returns and reports shall survive until the expiration of the applicable statute of limitations for assessment of taxes with respect to the relevant taxable periods. The representations and warranties contained in
Section 5.7(a) shall survive until the expiration of the applicable statute of limitations for matters described therein. The representations and warranties set forth in Section 5.7(c) shall survive until the expiration of the applicable statute of limitations or claims against Seller arising from agreements described therein. Representations and warranties set forth in Section 5.12 respecting environmental compliance shall survive until the expiration of the applicable statute of limitations. The agreement specified in Section 8 shall survive for the term thereof. The representations and warranties set forth in Sections 5.1, 5.2, 5.3 and 5.5(a) and Section 6 shall survive the Closing and shall not expire. The representations and warranties shall be binding upon the party giving such representation and warranty and, subject to the other provisions of this Agreement, shall be fully enforceable to the extent provided for in Paragraphs 9.3 and 9.4 hereof, at law or in equity.

         (b) Anything herein to the contrary notwithstanding, the survival period outlined in Paragraph (a) above shall be extended automatically to include any time period necessary to resolve a claim for indemnification which was made prior the expiration of such survival period but not resolved prior to its expiration, but any such extension shall apply only as to the claims asserted and not so resolved within the survival period. Liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated.

         (c) Notwithstanding anything in this Section 9.1 to the contrary, in the event of any breach of a representation or warranty by any party that constitutes intentional fraud, the representation or warranty that has been breached will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation made by any party or on its behalf) and will continue in full force and effect for the period of the applicable statute of limitations; and the limitations set forth in Paragraph (a) shall not apply to any indemnified losses that the indemnitee may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach.

9.2      Reliance Upon and Enforcement of Representations, Warranties and
         ----------------------------------------------------------------
         Agreements.
         ----------

         (a) Seller hereby agrees that, notwithstanding any right of Purchaser to fully investigate the affairs of Seller, and notwithstanding knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations, warranties and agreements of Seller contained in this Agreement and upon the accuracy of any document, certificate or exhibit given or delivered to Purchaser pursuant to the provisions of this Agreement.

         (b) Purchaser hereby agrees that, notwithstanding any right of Seller to fully investigate the affairs of Purchaser, and notwithstanding knowledge of facts determined or determinable by Seller pursuant to such investigation or right of investigation, Seller has the right to rely fully upon the representations, warranties and agreements of Purchaser contained in this Agreement and upon the accuracy of any document, certificate or exhibit given or delivered to Seller pursuant to the provisions of this Agreement, unless Purchaser has actual knowledge to the contrary and does not so advise the Seller prior to the execution of this Agreement. For the purposes of this provision, "actual knowledge" of Purchaser shall mean the actual knowledge of Larry A. Sheakley, Thomas E. Pappas, Jr. or Thomas J. Wurtz and shall not include the imputed, implied or constructive knowledge of such individuals.

9.3      Indemnification by Seller .
         --------------------------

         (a) Seller shall indemnify Purchaser against and hold it harmless from (each of the following, all and any of which shall be referred to as "Purchaser's Indemnifiable Claims" hereunder):

                  (i) any and all loss, damage, liability, obligation, judgment, claim or deficiency incurred by or imposed upon Purchaser resulting or arising out of any misrepresentation or breach of representation or warranty contained in this Agreement or in any instrument, certificate, agreement or other writing delivered by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated herein;

                  (ii) any and all loss, damage, liability, obligation, judgment, claim or deficiency incurred by or imposed upon Purchaser resulting from or arising out of any inaccuracy in or breach or nonfulfillment of any covenant, agreement or obligation made or incurred by Seller herein or in any other agreement, instrument or document delivered by or on behalf of Seller in connection herewith;

                  (iii) any imposition (including by operation of law) or attempted imposition by a third party upon Purchaser of any Liability of Seller which Purchaser has not specifically agreed to assume pursuant to Section 2.2 of this Agreement;

                  (iv) any Liability (except for an Assumed Obligation described in Section 2.2 for which Purchaser shall be liable) or other obligation incurred by or imposed upon Purchaser resulting from the failure of the parties to comply with the provisions of any law relating to bulk transfers which may be applicable to the transaction herein contemplated (which compliance is hereby waived by Purchaser and acknowledged by Seller); and

                  (v) any and all loss, damage, liability or expense incurred by or imposed upon Purchaser resulting from any claim, litigation, obligation, judgment, action, investigation or proceeding relating to the Business or its operations prior to the time of Closing.

                  (vi) any and all costs and expenses (including reasonable legal and accounting fees) related to any of the foregoing.

         (b) Purchaser shall not seek recourse against, and shall not recover from Seller under this Section 9.3 on account of any Purchaser Indemnifiable Claims referred to in Paragraph 9.3(i) above hereunder unless and until any such Purchaser Indemnifiable Claim, when aggregated with all other Purchaser Indemnifiable Claims amounts, equals or exceeds $50,000.00, and at such time as the aggregate amount of such Purchaser Indemnifiable Claims equals or exceeds $50,000.00, the Purchaser may assert all such prior and all future Purchaser's Indemnifiable Claims against the Seller under this Section 9.3. Notwithstanding the above, in the event any Liability (other than an Assumed Obligation) of Seller would attach to the Purchased Assets and be a lien or encumbrance thereon, Seller shall be responsible for the payment of such Liability and the corresponding lien on the Purchased Assets (which would represent a breach of certain representations and warranties by Seller under this Agreement) and Purchaser's right to indemnification from Seller therefore shall not be subject to the restrictions and limitations otherwise contained in this Paragraph (b).

         (c) Notwithstanding anything stated herein, the total indemnity obligation of Seller hereunder in respect of any and all Purchaser Indemnifiable Claims shall be limited to the Purchase Price, and the Purchaser agrees that it shall have no further recourse against Seller in excess of the Purchase Price.

         (d) Any claim for indemnification by Purchaser against Seller pursuant to Section 9.3(a)(i) resulting or arising out of any misrepresentation, or breach of, any misrepresentation or warranty contained in this Agreement must be made within the applicable survival period set forth in Sections 9.1(a), 9.1(b) and 9.1(c), or be forever barred. Any claim for indemnification by Purchaser against Seller pursuant to Paragraph 9.3(a)(ii) resulting from or arising out of any inaccuracy in or breach or nonfulfillment of any covenant, agreement or obligation made or incurred by Seller herein or in any other agreement, instrument or document delivered by or on behalf of Seller in connection with this Agreement [but excluding any claim or indemnification arising out of the Headquarters Sublease (Section 1.5) and the Covenant not-to-compete (Section 8.1)] shall be made on or before the second anniversary of the Closing or be forever barred. Any claim for indemnification for costs and expenses as anticipated in Paragraph 9.3(a)(vi) shall be subject to the same time limits as applied to the underlying cause or basis for indemnification. The time limits provided in this Section 9.3(d) shall not apply to claims for indemnification pursuant to Section 9.3(a)(iii), (iv) or (v), or pursuant to Section 9.3(a)(vi) for costs and expenses relating to claims thereunder.

         (e) Except as set forth in Section 9.1 and Section 9.3(b), (c) and (d), nothing in this Section 9.3 or elsewhere in this Agreement shall be construed to limit the amount to which, or the time which, by reason of off-set or otherwise, the Purchaser may recover from Seller pursuant to this Agreement resulting from Seller's breach or violation of any representation, warranty, covenant, agreement or undertaking contained herein.

9.4      Indemnification by Purchaser.
         ----------------------------

         (a) Purchaser shall indemnify Seller against and hold it harmless from any and all loss, damage, liability, obligation, judgment, claim or deficiency (each of the following, and all and any of which shall be referred to as "Seller Indemnifiable Claims" hereunder) resulting from or arising out of:

                  (i) the Purchaser's failure to pay or perform any of the Assumed Obligations (except to the extent such liability is the result of a breach of a covenant or warranty of Seller hereunder);

                  (ii) any liability of Purchaser arising out of Purchaser's operations subsequent to the Closing (except to the extent such liability is the result of a breach of a covenant or warranty of Seller hereunder);

                  (iii) any misrepresentation or breach of representation or warranty contained in this Agreement, or in any instrument, certificate, agreement or other writing delivered by or on behalf of Purchaser pursuant to this Agreement or in connection with transactions contemplated herein;

                  (iv) any inaccuracy in or breach or non-fulfillment of any covenant, agreement or obligation made or incurred by Purchaser herein or in any other agreement, instrument or document delivered by or on behalf of Purchaser in connection herewith;

                  (v) any and all loss, damage, liability or expense incurred by or imposed upon Seller resulting from any claim, litigation, obligation, judgment, action, investigation or proceeding relating to Purchaser's operations subsequent to the Closing (except to the extent such loss, damage, liability or expense is the result of a breach of a covenant or warranty of Seller or the result of the nonfulfillment of any covenant, agreement or obligation made or incurred by Seller hereunder or in any other agreement herewith); and

                  (vi) any and all related costs and expenses (including reasonable legal and accounting fees) related to any of the foregoing.

         (b) Seller shall not seek recourse against, and shall not recover from Purchaser under this Section 9.3 on account of any Seller Indemnifiable Claims referred to in Paragraph 9.4(iii) above unless and until any such Seller Indemnifiable Claim, when aggregated with all other Seller Indemnifiable Claims amounts, equals or exceeds $50,000.00, and at such time as the aggregate amount of such Seller Indemnifiable Claims equals or exceeds $50,000.00, the Seller may assert all such prior and all future Seller's Indemnifiable Claims against the Purchaser under this Section 9.4.

         (c) Except as set forth in Section 9.1 and Section 9.4(b), nothing in this Section 9.4 or elsewhere in this Agreement shall be construed to limit the amount to which, or the time which, by reason of off-set or otherwise, the Seller may recover from Purchaser pursuant to this Agreement resulting from its breach or violation of any representation, warranty, covenant or agreement contained herein. Nothing contained in this Section 9.4 shall obligate the Purchaser to indemnify the Seller with respect to any matter as to which Seller is obligated to indemnify Purchaser pursuant to Section 9.3.

9.5      Non-monetary Relief.
         -------------------

Anything contained in this Agreement to the contrary notwithstanding, the limitations or indemnifications set forth in this Section 9 shall not impair the rights of either the Seller or the Purchaser:

         (a) To seek non-monetary equitable relief including, without limitation, specific performance or injunctive relief to redress any inaccuracy in or breach or nonfulfillment of any representation, warranty, covenant, agreement or obligation made or incurred by either party herein or in any other agreement, instrument or document delivered by or on behalf of any party in connection herewith; or

         (b) To seek enforcement or such non-monetary equitable relief to redress any subsequent default or breach of any non-competition agreement, transfer document, consent or other agreement to be delivered at Closing hereunder.

In connection with seeking any non-monetary equitable relief, each of the parties acknowledges and agrees that the other party hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other shall be entitled to equitable or injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent jurisdiction over the parties.

9.6      Notification of and Participation in Claims.
         -------------------------------------------

No claim for indemnification shall arise until notice thereof is given to the party from whom indemnity is sought. Such notice shall be sent within twenty
(20) days after the party-to-be-indemnified has received notification of such claim, but failure to notify the indemnifying party shall in no event prejudice the right of the party-to-be-indemnified under this Agreement, unless the indemnifying party shall be prejudiced by such failure and then only to the extent of such prejudice. The indemnifying party shall have the right to a reasonable opportunity to defend the same at the indemnifying party's own expense and with counsel mutually acceptable to the indemnifying party and the party-to-be-indemnified, provided that the party-to-be-indemnified shall at all times also have the right to fully participate in the defense of such legal proceeding, claim or demand at the party-to-be-indemnified's expense. The indemnifying party shall at all times have the right to compromise or settle the legal proceeding, claim or demand to the extent such compromise or settlement involves monetary damages, and in such case the party entitled to indemnification shall agree with and consent to any such settlement or compromise, provided that the indemnifying party is responsible for all resulting settlement or compromise amounts. In no event, however, shall Seller be entitled to enter into a settlement or compromise of any such legal proceeding or claim which would result in a limitation on the continuation or operation of the Business. If the indemnifying party shall, within twenty (20) days after receipt of notice of such claim, fail to undertake to compromise or defend any such asserted liability, the party-to-be-indemnified shall have the right, but not the obligation, to undertake the defense of, and to compromise and settle, the legal proceeding, claim or demand. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any third party legal proceeding, claim or demand. In any event, the party entitled to indemnification shall have the right to participate in the defense of any such asserted liability.

10.      THE CLOSING

10.1     Date, Time and Place of Closing.
         -------------------------------

Consummation of the transactions contemplated hereby (the "Closing") shall take place on July 5, 2000 ("Closing Date") at 9:00 a.m. EDT at the offices of Purchaser or on such other Closing Date or at such other time and/or place as the parties may mutually agree upon. The transfers and deliveries herein contemplated shall be deemed to occur as of the opening of business ( 8:00 a.m.
EDT) on July 5, 2000 (the "Transfer Time").

10.2     Opinions of Counsel.
         -------------------

         (a) At the Closing, the Purchaser shall receive from counsel for Seller an opinion in the form of Exhibit 10.2(a) attached hereto, which shall be addressed to Purchaser, dated the date of the Closing.

         (b) At the Closing, the Seller shall receive from counsel for the Purchaser an opinion in the form of Exhibit 10.2(b), which shall be addressed to Seller, dated the date of the Closing.

10.3     Proration of Income and Expenses.
         --------------------------------

Within sixty (60) days following the Closing, the Purchaser and the Seller will calculate the results of the operations of the Business (including the determination of income and expenses) for the period from July 1, 2000 through the close of business on July 4, 2000. Income and expenses that are not specifically attributable to the period from July 1 through July 4 shall be prorated with the same expense and income for the entire month of July, based upon the number of business days therein. Purchaser shall also reimburse Seller for health care claims arising between July 5, 2000 and July 31, 2000 and paid by Seller for Purchaser's employees who were previously employed by Seller and hired by

Purchaser at the Closing. Any reimbursement shall be for claims arising while the employee is employed by Purchaser and shall be net of any stop-loss reimbursement to which Seller is entitled from any insurer or other third party.

11.      MISCELLANEOUS COVENANTS
         -----------------------

11.1     Satisfaction of Conditions.
         --------------------------

Seller hereby covenants and agrees to use commercially reasonable efforts to cause each of the conditions of Purchaser's obligation to proceed with the Closing which are within the control of Seller to be satisfied on or before the Closing Date. Purchaser hereby covenants and agrees to use commercially reasonable efforts to cause each of the conditions to Seller's obligation to proceed with the Closing which are within the control of Purchaser to be satisfied on or before the Closing Date.

12.      GENERAL PROVISIONS

12.1     Publicity.
         ---------

All public announcements relating to this Agreement or the transactions contemplated hereby must be approved by the other party to this Agreement prior to releasing unless such release is required by law in which case the other party shall be given at least 24 hours advanced notice thereof.

12.2     Expenses.
         --------

Except to the extent otherwise specifically provided herein, Purchaser will bear and pay all of its expenses incident to the transactions contemplated by this Agreement which are incurred by Purchaser or its representatives and Seller shall bear and pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Seller or its representatives.

12.3     Notices.
         -------

All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be given or made by personal hand delivery, by overnight delivery with a nationally recognized overnight delivery service, in writing by registered or certified mail, return receipt requested, or by telex or by facsimile transmission and will be deemed to have been given or made on the date following delivery at the locations described below. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and addressed as follows:

         (a)      If to Purchaser, to:

                  Sheakley-Unservice, Inc.
                  100 Merchant Street, Suite 100
                  Cincinnati, Ohio  45246
                  Attention:  Larry A. Sheakley
                  Facsimile: (513) 326-4706

                  With a copy to:

                  Thomas E. Pappas, Jr.
                  Chief Financial Officer
                  Sheakley-Uniservice, Inc.
                  100 Merchant Street, Suite 100
                  Cincinnati, Ohio  45246
                  Facsimile: (513) 326-4706

                  With a copy to:

                  Lindhorst & Dreidame Co., L.P.A.
                  312 Walnut Street, Suite 2300
                  Cincinnati, Ohio  45202
                  Attention:  Mr. William N. Kirkham
                  Facsimile: (513) 421-0212

         (b)      If to Seller, to:

                  HealthPlan Services, Inc.
                  3501 Frontage Road
                  Tampa, Florida 33607
                  Attn:  Phillip S. Dingle,  President
                  Facsimile: _____________________

                  With a copy to:

                  Fowler, White, Gillen, Boggs,
                  Villareal & Banker, P.A.
                  501 East Kennedy Boulevard, Suite 1700
                  Tampa, Florida 33602
                  Attention: David C. Schobe
                  Facsimile: (813) 229-8313

12.4     Binding Effect.
         --------------

Except as may be otherwise provided herein, this Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

12.5     Headings.
         --------

The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

12.6     Schedules and Exhibits.
         ----------------------

The Schedules and Exhibits attached hereto constitute a part of this Agreement and are incorporated herein by reference in their entirety as if fully set forth in this Agreement at the place where first mentioned herein.

12.7     Counterparts.
         ------------

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which constitute together one and the same document.

12.8     Governing Law.
         -------------

This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

12.9     Severability.
         ------------

If any provision of this Agreement shall be held unenforceable, invalid, or void to any extent for any reason, such provision shall remain in force and effect to the maximum extent allowable, if any, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted, and in such a way as to best effectuate the original business purpose of the transactions contemplated by this Agreement and the intent of the parties hereto. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

12.10    Waivers; Remedies Accumulated.
         -----------------------------

No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option, or the same right or option with respect to any subsequent occasion for its exercise, or of any right to damages. No waiver by any party of any breach of this Agreement or of any representation or warranty contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided in this Agreement are in addition to all of the remedies provided by law. No waiver of any of the provisions of this Agreement shall be valid and enforceable unless such waiver is in writing and signed by the party granting the same.

12.11    Assignments.
         -----------

Except as otherwise provided in this Agreement, no party shall assign its rights or obligations hereunder prior to Closing without the prior written consent of the other party.

12.12    Entire Agreement.
         ----------------

This Agreement and the agreements, instruments and other documents to be delivered hereunder constitute the entire understanding and agreement concerning the subject matter hereof. All negotiations between the parties hereto are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein and to be delivered hereunder. Except as otherwise expressly contemplated by this Agreement, nothing expressed or implied in this Agreement is intended or shall be construed so as to grant or confer on any person, firm or corporation other than the parties hereto any rights or privilege hereunder. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.

12.13    Business Records.
         ----------------

Seller shall be permitted to retain such books and records as relate to the accounting and tax matters of the Business conducted prior to Closing. Purchaser shall have access to all such records following the Closing for any reasonable business purpose and shall have a right to make copies thereof. Purchaser shall maintain all business records transferred to it by Seller for at least seven (7) years from the Closing Date.

12.14    Construction of the Agreement.
         -----------------------------

In the event this Agreement is interpreted by any court of competent jurisdiction, no party shall be deemed the drafter of this Agreement and such court of law shall not construe this Agreement or any provisions thereof against any party as the drafter thereof.

12.15    Counterparts.
         ------------

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary that any single counterpart hereof be executed by all the parties hereto so long as at least one counterpart hereof is executed by each party hereto.

12.16    Damage or Destruction; Condemnation.
         -----------------------------------

All risk of loss or damage to the Purchased Assets shall be borne by Seller until consummation of the Closing.

12.17    Delivery by Facsimile.
         ---------------------

This Agreement and any signed agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the issue of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        SELLER:
                                        ------

                                        HEALTHPLAN SERVICES, INC.


                                        BY: /s/ Phillip S. Dingle
                                           -------------------------------------

                                           Secretary & Treasurer
                                           -------------------------------------


                                        PURCHASER:
                                        ---------

                                        SHEAKLEY-UNISERVICE, INC.


                                        BY: /s/ Larry A. Sheakey
                                           -------------------------------------
                                            Chief Executive Officer

EXHIBITS
--------

Exhibit 1.2(a)        Prepaid Service Fees
Exhibit 1.2(c)        Fixed Assets
Exhibit 1.2(e)        Administrative Agreements
Exhibit 1.2(f)        Service Agreements
Exhibit 1.2(g)        Other Items of Intellectual Property
Exhibit 1.2(n)        Non-Competition Agreements
Exhibit 1.2(p)        Assumed Leases
Exhibit 1.2(q)        Telephone Numbers and Facsimile Numbers
Exhibit 1.2(r)        Office Equipment Leases and Other Capitalized Leases
Exhibit 1.3(k)        Excluded Assets
Exhibit 1.4           Transition Service Agreement
Exhibit 1.5(a)        Headquarters Lease
Exhibit 1.5(a)(1)     The Subleased Space
Exhibit 1.5(a)(2)     The Headquarters Sublease
Exhibit 1.5(b)        Form of Assignment of Lease and Consent to Assignment of Lease (Assumed Leases)
Exhibit 3.3           Allocation of Purchase Price
Exhibit 5.2(b)        Government Authorizations Required
Exhibit 5.2(c)        Other Agreement for Which Seller has not Obtained Consents
Exhibit 5.4(a)        Financial Statements of Seller's Business
Exhibit 5.4(c)        Material Changes in Business Since December 31, 1999
Exhibit 5.4(f)        Claims, Litigation, Actions, Investigations or Proceedings Pending
Exhibit 5.4(i)        Pending  or  Threatened   Claims  of   Professional   Misconduct,   Negligence,
                      Malfeasance or Nonfeasance
Exhibit 5.4(j)        Clients Indicating Intention to Terminate Agreements
Exhibit 5.4(k)        Material Disputes with Clients and/or Customers
Exhibit 5.6           Misappropriations or Other Conflicts with Intellectual Property
Exhibit 5.7(b)        Employees  Who Will Discontinue Relationship with the Business
Exhibit 5.7(c)        Agreements  Dealing with Wages,  Conditions  of  Employment,  Benefits or Other
                      Matters
Exhibit 5.7(d)        Current Employees of the Business and Employment Agreements
Exhibit 5.7(e)        Seller's Unused Time-Off Policy
Exhibit 5.8(a)        Employee Pension Benefit Plans and Employee Welfare Plans
Exhibit 5.8(b)        Employee Pension Plans of Seller
Exhibit 5.8(e)        Employees  Entitled  to  Severance  Pay,  Unemployment  Compensation  or  Other
                      Payments Because of this Agreement
Exhibit 5.10          Environment Loss at Seller's Headquarters
Exhibit 5.12          Environmental Matters
Exhibit 5.12(b)       Environmental Permits
Exhibit 6.2(b)        Required Governmental Authorizations or Consents
Exhibit 8.1           Non-Compete Agreement for Seller
Exhibit  10.2(a)      Opinion of Seller's Counsel
Exhibit  10.2(b)      Opinion of Purchaser's Counsel

[AS REQUIRED BY APPLICABLE LAW, THE COMPANY WILL FURNISH SUPPLEMENTALLY ANY OMITTED EXHIBIT OR SCHEDULE UPON REQUEST]